EXHIBIT 99.A

News For Immediate Release
El Paso Corporation Provides Second Quarter 2007 Financial Results
HOUSTON, TEXAS, August 7, 2007—El Paso Corporation (NYSE:EP) is reporting today second quarter 2007 financial and operational results for the company.
Highlights:
•	$0.22 earnings per diluted share from continuing operations, including an $0.08 charge for debt repurchases, versus earnings of $0.19 in 2006

•	Production of 857 million cubic feet equivalent per day (MMcfe/d), including unconsolidated affiliate volumes, increased 9 percent over second quarter 2006 and 5 percent over first quarter 2007

•	Pipeline earnings before interest expense and taxes (EBIT) and throughput up 11 percent and 3 percent versus second quarter 2006, respectively

•	Expanded hedge position for 2008

•	Announcing initiative to high-grade E&P portfolio

•	Further progress on pipeline MLP
“This quarter demonstrates El Paso’s ability to turn opportunities into results,” said Doug Foshee, El Paso’s president and chief executive officer. “The E&P business performed very well, generating a significant increase in production and earnings as well as establishing a clear path to reaching our full-year goals. Our pipeline business continues to grow as we develop our deep inventory of expansion projects such as the Cypress pipeline project, which was completed in the second quarter, on time and on budget.”
A summary of financial results for the three months ended June 30, 2007 and 2006 is as follows:
Financial Results

	Three Months Ended
	June 30,
($ in millions, except per share amounts)	2007	2006
Income from continuing operations	$169	$134
Discontinued operations, net of income taxes	(3)	16

Net income	166	150

	Three Months Ended
Financial Results	June 30,
($ in millions, except per share amounts)	2007	2006
Preferred stock dividends	10	9

Net income available to common stockholders	$156	$141

Basic per common share amounts
Income from continuing operations $	0.23	$0.19
Discontinued operations	—	0.02

Net income per common share	$0.23	$0.21

Diluted per common share amounts
Income from continuing operations	$0.22	$0.19
Discontinued operations	—	0.02

Net income per common share	$0.22	$0.21

Items Impacting Quarterly Results
Second quarter 2007 results from continuing operations include a $55-million, or $0.08 per diluted share, after-tax charge related to early debt retirement costs. Results also include a $6-million, or $0.01 per diluted share, after-tax gain related to the mark-to-market (MTM) impact of derivatives intended to manage price risk on natural gas and oil production. Second quarter 2006 results include a comparable $17-million after-tax MTM gain. After-tax amounts were calculated using a 36-percent tax rate.

Second Quarter 2007
($ millions except per share amounts)	Before Tax	After Tax	EPS
Continuing operations	$239	$169	$0.22
Adjustments
Debt repurchase costs	$86	$55	0.08
MTM gain on production-related derivatives	$(9)	$(6)	(0.01)

Adjusted EPS—continuing operations			$0.29

Second Quarter 2006
($ millions except per share amounts)	Before Tax	After Tax	EPS
MTM gain on production-related derivatives	$(27)	$(17)	$(0.02)

Financial Results — Six Months Ended June 30, 2007
For the six months ended June 30, 2007, El Paso reported net income available to common stockholders of $776 million, or $1.11 per diluted share, compared with $487 million, or $0.70 per diluted share, for the first six months of 2006. Results for 2007 include $674 million, or $0.96 per diluted share, of earnings which relate primarily to the gain on the sale of ANR and related assets. Results for 2007 also include a $184-million, or $0.26 per diluted share, after-tax charge related to early debt retirement costs and a $50-million, or $0.07 per diluted share, MTM loss on production-related derivatives. During the same period in 2006, production-related derivatives generated a $121-million, or $0.17 per diluted share, MTM after-tax gain, and earnings from discontinued operations were $71 million, or $0.10 per diluted share. After-tax amounts were calculated using a 36-percent tax rate.
Business Unit Financial Update
Segment EBIT Results

	Three Months Ended
	June 30,
($ in millions)	2007	2006
Pipeline Group	$318	$286
Exploration and Production	235	163
Marketing	5	13
Power	16	10
Corporate and Other	(104)	(34)

	$470	$438

Pipeline Group
The Pipeline Group’s EBIT for the three months ended June 30, 2007, was $318 million, compared with $286 million for the same period in 2006. The increase is primarily due to incremental revenues from several expansion projects that went into service during 2006; the Cypress Pipeline, which went into service in May 2007; higher transportation revenues due to increased sales and utilization of capacity; and higher costs in the second quarter of 2006 associated with hurricanes Katrina and Rita. In addition, second quarter 2007 results were also favorably impacted by a $10-million contract settlement received from a bankruptcy claim.

Pipeline Group Results

	Three Months Ended
	June 30,
($ in millions)	2007	2006
EBIT	$318	$286
DD&A	$91	$93
Total throughput (BBtu/d)[1]	17,161	16,658

[1]	Includes proportionate share of jointly owned pipelines

NOTE: Results do not include ANR and related assets, which were sold in February, 2007, and are included in discontinued operations.
Exploration and Production
The Exploration and Production segment’s EBIT for the three months ended June 30, 2007 was $235 million, compared with $163 million for the same period in 2006. The increase is due to increased production and higher realized natural gas prices. Second quarter 2007 production volumes averaged 786 MMcfe/d, excluding unconsolidated affiliate volumes of 71 MMcfe/d. Second quarter 2006 production volumes averaged 719 MMcfe/d, excluding 66 MMcfe/d of unconsolidated affiliate volumes. During the second quarter, the company increased production volumes across all domestic regions, primarily through successful drilling programs, acquisitions, recovery of hurricane shut-in volumes, and bringing several key Gulf of Mexico discoveries on line. Based on year-to-date production, the company increased the low end of its targeted 2007 average daily production range with a new target of 820 MMcfe/d to 860 MMcfe/d, which includes approximately 65 MMcfe/d to 70 MMcfe/d from unconsolidated affiliate volumes. Total per-unit cash costs increased to an average of $1.92 per thousand cubic feet equivalent (Mcfe) in second quarter 2007, compared with $1.86 per Mcfe for the same 2006 period. The company’s higher operating costs per unit were primarily a result of increased production expenses resulting from higher workover activity levels, industry-wide cost inflation, lower severance tax credits, and higher general and administrative costs.
Exploration and Production Results

	Three Months Ended
	June 30,
($ in millions, except price and cost amounts)	2007	2006
EBIT	$235	$163
DD&A	$189	$156

	Three Months Ended
	June 30,
($ in millions, except price and cost amounts)	2007	2006
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	657	589
Oil, condensate, and NGL sales volumes (MBbls/d)	21	22
Total consolidated equivalent sales volumes (MMcfe/d)	786	719
Four Star total equivalent sales volumes (MMcfe/d)[1]	71	66
Weighted average realized prices including hedges[2]
Natural gas ($/Mcf)	$7.67	$6.08
Oil, condensate, and NGL ($/Bbl)	$56.87	$60.64
Transportation costs[2]
Natural gas ($/Mcf)	$0.24	$0.22
Oil, condensate, and NGL ($/Bbl)	$0.68	$0.80
Per-unit costs ($/Mcfe)[2]
Unit of production depletion costs	$2.52	$2.24
Cash operating costs[3]	$1.92	$1.86

[1]	Four Star is an equity investment. Amounts disclosed represent the company’s proportionate share.

[2]	Prices and costs do not include the company’s proportionate share of Four Star volumes, revenues, or costs.

[3]	Includes lease operating costs, production-related taxes, G&A expenses, and taxes other than production and income.
New Hedge Positions for 2008
El Paso has expanded its hedge position for 2008 with new positions that create an $8.00-per-million-British-thermal-unit (MMBtu) floor price and a $12.00 per MMBtu ceiling price on 31 trillion British thermal units (TBtu) of anticipated 2008 natural gas production. When combined with previous 2008 ceilings and floors, the company has an average floor price of $7.61 per MMBtu and an average ceiling price of $10.92 per MMBtu for 93 TBtu of anticipated 2008 natural gas production. El Paso also entered into fixed price swaps on approximately 18 TBtu of anticipated 2008 natural gas production at an average price of $8.24. In addition, the company has entered into swaps, which hedge the basis differential for El Paso’s anticipated south Texas and Raton production. Further information on the company’s hedging activities will be available in El Paso’s Form 10-Q.

Exploration & Production High Grading its Asset Base
El Paso also announced today that it is beginning a process of high grading its domestic E&P portfolio. The process will result in the divestiture of properties located throughout its domestic operations with the greatest weighting in the Gulf of Mexico and south Texas areas. These divestitures do not constitute an exit from either area. El Paso will market these properties in multiple packages and expects to complete these sales in the first quarter of 2008. The divestiture process is expected to result in improved future capital and operating efficiencies and will be further discussed on today’s webcast.
Other Operations
Marketing
The Marketing segment reported EBIT of $5 million for the three months ended June 30, 2007, compared to $13 million for the same period in 2006. The second quarter 2007 and 2006 results included gains of $9 million and $27 million, respectively, from MTM changes in the fair value of derivatives intended to manage the price risk of the company’s natural gas and oil production.
Power
The Power segment reported EBIT of $16 million for the three months ended June 30, 2007, compared with $10 million for the same period in 2006. The increase is primarily due to impairments recorded in the second quarter of 2006 relating to El Paso’s Asian investments.
Corporate and Other
During the second quarter of 2007, Corporate and Other reported an EBIT loss of $104-million compared with an EBIT loss of $34 million for the same period in 2006. Second quarter 2007 results were unfavorably impacted by the previously mentioned $86-million charge related to early debt retirement costs.
Detailed operating statistics for each of El Paso’s businesses will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its 2007 results on August 7, 2007 beginning at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through August 14, 2007 by dialing (800) 642-1687 (access code 10404665). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations, and the impact of accounting changes; (ii) income taxes; (iii) interest and debt expense; and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. Exploration and Production per-unit total cash costs or cash operating costs equal total operating expenses less DD&A and cost of products and services divided by total production. It is a valuable measure of operating efficiency. Adjusted EPS is earnings per share excluding debt repurchase and MTM charges in the production-related derivatives during the quarter. It is useful in analyzing the company’s on-going earnings potential.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to implement and achieve our objectives in our 2007 plan, including achieving our debt-reduction targets, earnings and cash flow targets; changes in reserve estimates based upon internal and third party reserve analyses; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration & Production segment; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions; outcome of litigation; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to close our announced asset sales on a timely basis; changes in commodity prices and basis differentials for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis or at all; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417

EL PASO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per common share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$1,198	$1,089	$2,220	$2,426

Operating expenses
Cost of products and services	60	70	115	132
Operation and maintenance	329	338	630	623
Depreciation, depletion and amortization	286	256	557	506
Taxes, other than income taxes	72	62	132	119

	747	726	1,434	1,380

Operating income	451	363	786	1,046

Earnings from unconsolidated affiliates	44	37	81	66
Loss on debt extinguishment	(86)	(3)	(287)	(9)
Other income, net	61	41	106	91

	19	75	(100)	148

Earnings before interest expense, income taxes, and other charges	470	438	686	1,194

Interest and debt expense	(231)	(316)	(514)	(647)

Income before income taxes	239	122	172	547

Income taxes	70	(12)	51	112

Income from continuing operations	169	134	121	435

Discontinued operations, net of income taxes	(3)	16	674	71

Net income	166	150	795	506

Preferred stock dividends	10	9	19	19

Net income available to common stockholders	$156	$141	$776	$487

Earnings per common share
Basic
Income from continuing operations	$0.23	$0.19	$0.15	$0.63
Discontinued operations, net of income taxes	—	0.02	0.97	0.11

Net income per common share	$0.23	$0.21	$1.12	$0.74

Diluted
Income from continuing operations	$0.22	$0.19	$0.15	$0.60
Discontinued operations, net of income taxes	—	0.02	0.96	0.10

Net income per common share	$0.22	$0.21	$1.11	$0.70

Weighted average common shares outstanding
Basic	696	671	695	664

Diluted	757	732	699	724

Dividends declared per common share	$0.04	$0.04	$0.08	$0.08

EL PASO CORPORATION
SEGMENT INFORMATION
(UNAUDITED)

	2007		2006				Year-to-Date
(In millions)	First	Second	First	Second	Third	Fourth	2007	2006

Operating revenues
Pipelines	$644	$614	$643	$580	$582	$597	$1,258	$1,223
Exploration and Production	505	575	466	462	456	470	1,080	928
Marketing	(135)	(16)	205	18	(105)	(176)	(151)	223
Power	—	—	1	2	3	—	—	3
Corporate and other, including eliminations (1)	8	25	22	27	6	22	33	49

Consolidated total	$1,022	$1,198	$1,337	$1,089	$942	$913	$2,220	$2,426

Depreciation, depletion and amortization
Pipelines	$94	$91	$93	$93	$92	$92	$185	$186
Exploration and Production	170	189	146	156	163	180	359	302
Marketing	1	1	1	1	1	1	2	2
Power	—	—	—	1	—	1	—	1
Corporate and other (1)	6	5	10	5	4	7	11	15

Consolidated total	$271	$286	$250	$256	$260	$281	$557	$506

Operating income (loss)
Pipelines	$324	$276	$321	$251	$221	$270	$600	$572
Exploration and Production	177	229	191	161	138	135	406	352
Marketing	(136)	(20)	200	8	(113)	(186)	(156)	208
Power	(5)	(9)	(15)	(17)	(14)	(15)	(14)	(32)
Corporate and other (1)	(25)	(25)	(14)	(40)	(14)	(41)	(50)	(54)

Consolidated total	$335	$451	$683	$363	$218	$163	$786	$1,046

Earnings (losses) before interest expense and income taxes (EBIT)
Pipelines	$364	$318	$346	$286	$253	$302	$682	$632
Exploration and Production	179	235	199	163	141	137	414	362
Marketing	(135)	5	208	13	(108)	(184)	(130)	221
Power	18	16	3	10	38	31	34	13
Corporate and other (1)	(210)	(104)	—	(34)	(17)	(37)	(314)	(34)

Consolidated total	$216	$470	$756	$438	$307	$249	$686	$1,194

(1)	Includes our corporate businesses, our telecommunications business and residual assets and liabilities of previously sold or discontinued businesses. Refer to page 12 for details.